UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    FORM 15

     Certification and Notice of Termination of Registration under Section
                12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                Commission File Numbers: 0-23263 and 333-86109
                          Excel Switching Corporation
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            (Exact name of registrant as specified in its charter)

                   255 Independence Drive, Hyannis, MA 02601
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON SHARES, $.01 par value
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   |X|            Rule 12h-3(b)(1)(ii) | |
Rule 12g-4(a)(1)(ii)  | |            Rule 12h-3(b)(2)(i)  | |
Rule 12g-4(a)(2)(i)   | |            Rule 12h-3(b)(2)(ii) | |
Rule 12g-4(a)(2)(ii)  | |            Rule 15d-6           | |
Rule 12h-3(b)(1)(i)   |X|

          Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, Excel Switching Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 12, 1999         By: /s/ Jean F. Rankin
                                     ------------------------------------------
                                     Name: Jean F. Rankin
                                     Title:   Vice President